EXHIBIT 4.3
SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF MARCH 31, 2008
     This Second Amendment to Amended and Restated Loan Agreement is entered into as of September 13, 2010 but effective as of September 1, 2010 (“this Amendment”) and is by and among PHI, Inc., formerly named Petroleum Helicopters, Inc. (“PHI” or “Borrower”), Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”), and Whitney National Bank (“Bank”).
          A. PHI, Subsidiary Guarantors and Bank entered into an Amended and Restated Loan Agreement dated as of March 31, 2008 pursuant to which Bank extended the Revolving Line of Credit (as defined in the Loan Agreement) to PHI; which loan agreement was amended by First Amendment to Loan Agreement dated as of August 5, 2009, pursuant to which the Revolving Line of Credit was increased to $75,000,000 and the maturity thereof was extended to September 1, 2011 (as amended, the “Loan Agreement”);
          B. The Borrower is a party to that certain Indenture, dated as of April 12, 2006 (collectively, as amended and supplemented, the “2006 Indenture”), entered into between the Borrower as issuer, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, providing for the issuance of $200 million principal amount of 7.125% Senior Notes due 2013 (the “2006 Notes”).
          C. The Borrower proposes to commence an offer or series of offers (the “Tender Offer”) to purchase or redeem any or all of the 2006 Notes from the holders thereof pursuant to the terms of a Tender Offer and Consent Solicitation and related documents (the “Solicitation Materials”).
          D. Simultaneous with the Tender Offer, the Borrower proposes to make certain amendments as are deemed necessary, appropriate or desirable (the “Proposed Amendments”) to the 2006 Indenture relating to the 2006 Notes, which Proposed Amendments would, among other things, remove substantially all the restrictive covenants, certain events of default and other provisions contained in the 2006 Indenture.
          E. The Borrower proposes to finance the Tender Consideration through some combination of the following: (i) cash on hand; and (ii) the issuance and sale of up to a maximum of $300 million in aggregate principal amount of new senior notes (the “New Notes”) in an offering (the “Note Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and providing for resale pursuant to Rule 144A and Regulation S under the Securities Act.
          F. The Borrower proposes to issue the New Notes pursuant to an indenture (the “New Indenture”) to be executed by and among the Borrower, the subsidiary guarantors named therein (the “New Indenture Guarantors”) and the trustee under the New Indenture.
          G. Under the terms of the New Indenture, the New Indenture Guarantors will guarantee the payment of all amounts due under the New Indenture and the New Notes.
          H. The Borrower will sell the New Notes pursuant to a purchase agreement (the “Purchase Agreement”) to be executed by the Borrower, the New Indenture Guarantors and the purchasers party thereto.
          I. As a condition to the purchase of the New Notes, the Borrower will be required to agree, subject to certain conditions, to issue, pursuant to an exchange offer registered under the Securities Act (the “Exchange Offer”), a separate series of the Senior Notes (the “Exchange Notes”) having substantially the same terms as the New Notes (except that the Exchange Notes will not contain transfer restrictions).
          J. Pursuant to the Loan Agreement, the Borrower may not enter into any transaction that would substantially alter the balance sheet or create any additional obligations for borrowed money without the prior written consent of Bank.
          K. The Borrower would like to amend the Loan Agreement to allow for, among other things, the following: (i) the Tender Offer for the 2006 Notes; (ii) the Proposed Amendments to the 2006 Indenture; (iii) the offering and issuance of the New Notes pursuant to the New Indenture; (iv) the entering into the New Indenture; (v) the guarantees granted by the subsidiaries pursuant to the New Indenture; and (vi) the offering and issuance of the Exchange Notes pursuant to the Exchange Offer.
          L. The Borrower desires to (i) extend the maturity of the Revolving Line of Credit and the Loan Agreement to September 1, 2012 and (ii) increase the covenant regarding minimum Consolidated Net Worth to $450,000,000.
          M. The Borrower, Subsidiary Guarantors and the Bank have agreed to enter into this Amendment to amend and modify the Loan Agreement, among other things, to reflect the changes relating to the transactions described above.
     NOW THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Bank do hereby amend the Loan Agreement as follows:
1. Defined Terms.
          (a) Capitalized terms that are defined in this Amendment shall have the meanings ascribed in this Amendment to such terms. All other capitalized terms shall have the meanings ascribed to such terms in the Loan Agreement as amended by this Amendment.
          (b) Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, each reference to “this Agreement”, “the Loan Agreement” and each other similar reference contained in the Loan Agreement and each reference contained in this Amendment to the “Loan Agreement” shall on and after the Amendment Effective Date refer to the Loan Agreement as amended by this Amendment. Any notices, requests, certificates and other instruments executed and delivered on or after the Amendment Effective Date may refer to the Loan Agreement without making specific reference to this Amendment but nevertheless all such references shall mean the Loan Agreement as amended by this Amendment unless the context otherwise requires. This Amendment constitutes a “Loan Document” as defined in the Loan Agreement.
2. Amendments and Limited Waiver.
          (a) Paragraph A on page one of the Loan Agreement entitled “THE LOAN OR LOANS” is hereby amended and restated in its entirety as follows:

“A. THE LOAN OR LOANS. Provided PHI performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:
Bank shall make available to PHI a secured revolving line of credit (the “Revolving Line of Credit”) in the principal amount of SEVENTY-FIVE MILLION ($75,000,000) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including September 1, 2012, on at least one day’s telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the “Note”) and shall contain additional terms and conditions and be identified with this Agreement.
A sublimit of TWENTY MILLION ($20,000,000) DOLLARS is hereby established for the issuance of letters of credit with a maturity not exceeding that of the Note, which may be issued by Bank or any bank participating in the Revolving Line of Credit upon application by PHI.”
          (b) Amendment to Section C(3) of the Loan Agreement: Offering Memorandum, Notes and Indenture. Section C(3) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:
“(i) PHI further represents, warrants and covenants to the Bank that the terms and conditions of, this Agreement do not violate the offering memorandum (the “2006 Offering Memorandum”) dated April I2, 2006, respecting the 2006 Notes issued under the 2006 Indenture, among PHI, the Guarantors (as defined in the 2006 Offering Memorandum), and the Bank of New York Trust Company, N.A., as Trustee, or therewith, as all of the foregoing may be amended from time to time (individually and collectively, the “2006 Indenture Notes and Documents”); and
(ii) PHI further represents, warrants and covenants to the Bank that the terms and conditions of, this Agreement will not violate the offering memorandum (the “2010 Offering Memorandum”) respecting the senior notes in the aggregate principal amount of up to THREE HUNDRED MILLION and NO/100 DOLLARS, under an Indenture related thereto (the “2010 Indenture”), among PHI, the Guarantors (as defined in the 2010 Offering Memorandum), and The Bank of New York Trust Company, N.A., as Trustee, or therewith, as all of the foregoing may be amended from time to time (individually and collectively, the “2010 Indenture Notes and Documents” and together with the 2006 Indenture Notes and Documents, the “Indenture Notes and Documents”).”
          (c) Amendment to Section C(4) of the Loan Agreement: Litigation. Section C(4) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:
          “To the best of PHI’s knowledge, after due inquiry, and except as disclosed in PHI’s Forms 10-K and Form 10-Q, no litigation or governmental proceedings are pending or threatened against PHI or any of its subsidiaries, the results of which might materially affect PHI or such subsidiaries’ financial condition or operations. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements submitted to Bank, PHI does not have any material contingent liabilities. No subsidiaries have any material contingent liability other than those imposed by the security documents granted by PHI in favor of Whitney and the Indenture Notes and Documents.”
          (d) Subparagraph C(8)(c) on page three of the Loan Agreement entitled “Consolidated Net Worth” is hereby amended and restated in its entirety as follows:
          “(c) Consolidated Net Worth. From and after September 1, 2010, PHI, shall not at any time, permit its consolidated net worth, to be less than FOUR HUNDRED FIFTY MILLION ($450,000,000) DOLLARS.”
          (e) Subparagraph C(11) on page three of the Loan Agreement entitled “Indebtedness and Liens” is hereby amended and modified to add the following sentences:
“Notwithstanding anything to the contrary herein, PHI has the concurrence of Bank to refinance during calendar year 2010 its existing $200,000,000 principal amount 2006 Indenture Notes and Documents with an unsecured indenture not exceeding $300,000,000 principal amount with a single principal maturity extending beyond 2013 for the primary purpose of retiring its existing 2006 Notes due 2013, repaying amounts due under the Loan Agreement (which may then become available for reborrowing), purchasing aircraft, including purchasing leased aircraft pursuant to purchase options in the lease, and other general corporate purposes. The Bank further consents to the (i) the Tender Offer for the 2006 Notes, (ii) the Proposed Amendments to the 2006 Indenture, (iii) the offering and issuance of the New Notes pursuant to the New Indenture, (iv) the entering into the New Indenture, (v) the guarantees granted by the subsidiaries pursuant to the New Indenture, and (vi) the offering and issuance of the Exchange Notes pursuant to the Exchange Offer.”
3. Miscellaneous.
          (a) This Amendment will be governed by and construed in accordance with the laws of the State of Louisiana.
          (b) In connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects, all of the terms and conditions of the Loan Agreement remain unaffected and in full force and effect as originally written.
[Signatures on Next Page]

     IN WITNESS WHEREOF, this Second Amendment is entered into as of September 13, 2010 but effective as of September 1, 2010.

PHI, INC., formerly known as Petroleum Helicopters, Inc.			WHITNEY NATIONAL BANK

By:	/s/ Michael J. McCann		By:	/s/ Harry C. Stahel

	Name:	Michael J. McCann		Name:	Harry C. Stahel
	Title:	Chief Financial Officer		Title:	Senior Vice President

AIR EVAC SERVICES, INC.			PHI TECH SERVICES, INC., formerly named Evangeline Airmotive, Inc.

By:	/s/ Michael J. McCann		By:	/s/ Michael J. McCann

	Name:	Michael J. McCann		Name:	Michael J. McCann
	Title:	Chief Financial Officer		Title:	Chief Financial Officer

INTERNATIONAL HELICOPTER TRANSPORT, INC.

By:	/s/ Michael J. McCann

	Name:	Michael J. McCann
	Title:	Chief Financial Officer